Exhibit 99.2
Teledyne Technologies Incorporated and DALSA Corporation. Unaudited Pro Forma Condensed Combined Financial Statements
On February 12, 2011, Teledyne Technologies Incorporated (“Teledyne Technologies” or the “Company”) completed the acquisition of DALSA Corporation (“DALSA”). The transaction was carried out by way of a statutory plan of arrangement under the Business Corporations Act (Ontario). DALSA received the requisite shareholder approvals for the plan of arrangement at the meeting of its shareholders held on February 10, 2011. The Ontario Superior Court of Justice (Commercial List) granted a final order approving the plan of arrangement on February 11, 2011. Pursuant to the plan of arrangement and the Arrangement Agreement, a subsidiary of Teledyne acquired all of the issued and outstanding DALSA Shares for CAD $18.25 in cash for each DALSA share. The aggregate value for the transaction is approximately CAD $337 million, taking into account DALSA’s stock options and net cash as of December 31, 2010. DALSA, headquartered in Waterloo, Ontario, Canada, designs, develops, manufactures and markets digital imaging products and solutions, in addition to providing MEMS products and services.
The following unaudited pro forma condensed combined statements of income give effect to the acquisition of DALSA as if it occurred at the beginning of Teledyne Technologies’ 2010 fiscal year. The unaudited pro forma condensed combined statements of income combine the historical statement of operations of Teledyne Technologies for the 2010 fiscal year ended January 2, 2011 and the historical statement of operations of DALSA’s fiscal year ended December 31, 2010, giving effect to the acquisition as if it occurred at the beginning of the 2010 fiscal year, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.
The following unaudited proforma condensed combined balance sheets give effect to the acquisition of DALSA as if it occurred at the end of Teledyne Technologies 2010 fiscal year. The unaudited proforma condensed consolidated balance sheet combine the historical balance sheet of Teledyne Technologies as of January 2, 2011 and the historical balance sheet of DALSA as of December 31, 2010, giving effect to the acquisition as if it occurred at the end of the 2010 fiscal year, reflecting only proforma adjustments expected to have a continuing impact on the combined balance sheets.
These unaudited pro forma condensed combined statements of income and balance sheets are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the pro forma financial information, Teledyne Technologies allocated the purchase price using its best estimates of fair value. In addition, the unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to be a projection of future results and does not reflect any potential operating efficiencies or cost savings that might be achievable. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed as of the date indicated.
The unaudited pro forma financial information was prepared using the purchase method of accounting. Accordingly, the Company’s cost to acquire DALSA has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the completion of the acquisition. The differences between the fair value of the consideration paid and the estimated fair value of the assets and liabilities acquired has been recorded as goodwill. The amounts allocated to acquired assets and liabilities in the attached unaudited pro forma financial information is dependent upon certain intangible asset valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments and related intangible asset amortization reflected in the following unaudited pro forma condensed combined statements of income are preliminary and have been made solely for the purpose of preparing these unaudited pro forma condensed combined statements of income.
As noted above, the purchase price allocation is preliminary, however the following amounts reflect the estimated fair values of the assets acquired and liabilities assumed for the DALSA acquisition at the acquisition date (in millions):

Current assets	$78.4
Property, plant and equipment	53.2
Goodwill	168.4
Acquired intangible assets	91.5
Other assets	14.9

Total assets acquired	406.4
Current liabilities	(33.7)
Other long-term liabilities	(33.2)

Total liabilities assumed	(66.9)

Purchase price	$339.5

The DALSA financial statements were converted from Canadian GAAP to U.S. GAAP for the purposes of preparing the proforma financial information. The average exchange rate for 2010 was used to translate the adjusted Canadian dollar balances to the U.S. dollar equivalent. The average rate used was 0.9705 U.S. dollars to one Canadian dollar.
DALSA Corporation
Year Ended December 31, 2010
(in millions)

					Adjusted -
					0.9705 U.S.
	DALSA- Canadian	US GAAP			$ to 1.0
	GAAP	Adjustments		Adjusted	Cdn $
	(Cdn$)	(Cdn$)		(Cdn$)	(US$)
Sales	$212.3	$—		$212.3	$206.0
Costs and Expenses
Cost of sales	115.1	(0.1)	a	115.0	111.6
Selling, general and administrative expenses	72.4	7.5	b	79.9	77.5

Total costs and expenses	187.5	7.4		194.9	189.1

Income before other income and income taxes	24.8	(7.4)		17.4	16.9
Interest and debt expense, net	(0.5)	—		(0.5)	(0.5)
Other income, net	3.6	—		3.6	3.5

Income from operations before income taxes	27.9	(7.4)		20.5	19.9
Provision for income taxes	8.7	(3.3	)c	5.4	5.2

Net income	$19.2	$(4.1)		$15.1	$14.7

a —	Impact of translating asset and liability balances at year end exchange rates. U.S. GAAP does not recognize the temporal method for fully integrated subsidiaries which is used in Canadian GAAP.

b —	Includes a $5.1 million reclassification to income tax expense for investment tax credits that are classified as a reduction of selling, general and administrative expense under Canadian GAAP. Investment tax credits are considered a reduction of income tax expense under U.S. GAAP. Also includes $2.3 million for the temporal method to translate the subsidiaries for consolidation purposes under Canadian GAAP to the translation at the yearend rate under U.S. GAAP.

c —	Includes a $5.1 million reclassification from selling, general and administrative expense for investment tax credits that were classified as a reduction of selling, general and administrative expense under Canadian GAAP. Investment tax credits are considered a reduction of income tax expense under U.S. GAAP. Includes $1.9 million increase in income tax expense for the impact of differences between Canadian GAAP and U.S. GAAP for uncertain tax benefits.

DALSA Corporation
At December 31, 2010
(in millions)

	DALSA-
	Canadian	US GAAP			Adjusted - YE
	GAAP	Adjustments		Adjusted	Rate 1 to 1
	(Cdn$)	(Cdn$)		(Cdn$)	(US$)
Assets
Cash and cash equivalents	$17.4	$—		$17.4	$17.4
Accounts receivable, net	33.0	—		33.0	33.0
Inventories, net	39.9	(1.0	)a	38.9	38.9
Deferred income taxes, net (future tax asset)	0.1	3.1	b	3.2	3.2
Prepaid expenses, income taxes and other current assets	10.8	(2.8	)c	8.0	8.0

Total current assets	101.2	(0.7)		100.5	100.5
Property, plant and equipment, net	50.4	(0.2	)d	50.2	50.2
Income tax credits recoverable	11.9	(11.9	)e	—	—
Deferred income taxes, net (future tax asset)	1.8	6.2	f	8.0	8.0
Goodwill, net	51.6	(2.4	)d	49.2	49.2
Acquired intangibles, net	9.5	—		9.5	9.5

Total Assets	$226.4	$(9.0)		$217.4	$217.4

Liabilities and Stockholders’ Equity
Accounts payable	$21.8	$—		$21.8	$21.8
Accrued liabilities	2.3	—		2.3	2.3
Income taxes payable	2.8	(2.8	)g	—	—
Deferred income taxes, net (future tax liability)	1.7	(1.7	)h	—	—
Current portion of long-term debt	1.0	—		1.0	1.0

Total current liabilities	29.6	(4.5)		25.1	25.1
Long-term debt	11.7	—		11.7	11.7
Other long-term liabilities	7.4	7.1	i	14.5	14.5

Total Liabilities	48.7	2.6		51.3	51.3
Stockholders’ equity					—
Share Capital	115.4	—		115.4	115.4
Additional paid-in capital	2.5	0.3	j	2.8	2.8
Retained earnings	60.2	(5.8	)k	54.4	54.4
Accumulated other comprehensive loss	(0.4)	(6.1)	)d	(6.5)	(6.5)

Total Stockholders’ Equity	177.7	(11.6)		166.1	166.1

Total Liabilities and Stockholders’ Equity	$226.4	$(9.0)		$217.4	$217.4

a —	Reflects the impact of translating inventory at year end exchange rates with a corresponding impact on stockholders’ equity. U.S. GAAP does not recognize the temporal method of translation for fully integrated subsidiaries which is used in Canadian GAAP.

b —	Primarily to reclass tax amounts from prepaid expenses, income taxes and other current assets.

c —	Primarily to reclass tax amounts to deferred income taxes.

d —	Primarily to translate subsidiaries asset and liability balances at year end exchange rates and the corresponding impact on stockholders’ equity. U.S. GAAP does not recognize the temporal method of translation for fully integrated subsidiaries which is used in Canadian GAAP.

e —	Primarily to reclass tax amounts from income tax credits receivable to deferred income taxes.

f —	Primarily to reclass tax amounts to deferred income taxes from income tax credits recoverable.

g —	To reclassify the provision for uncertain tax positions.

h —	Primarily to reclass tax amounts to other long-term liabilities.

i —	To reclass tax amounts of $7.1 million to long term liabilities for uncertain tax portions in conformance with U.S. GAAP.

j —	Impact of differences in stock based compensation from Canadian GAAP to U.S. GAAP.

k —	Impact of U.S. GAAP adjustments on historical retained earnings.

Teledyne Technologies Incorporated
Unaudited Pro Forma Condensed Combined Statements of
Income For the Fiscal Year Ended January 2, 2011
(in millions of U.S. dollars, except per share amounts)

			ProForma
	Teledyne Technologies	DALSA - US GAAP	Adjustments		ProForma Combined
Sales	$1,644.2	$206.0	$—		$1,850.2
Costs and Expenses
Cost of sales	1,148.1	111.6	6.3	a	1,266.0
Selling, general and administrative expenses	317.6	77.5	20.2	b	415.3

Total costs and expenses	1,465.7	189.1	26.5		1,681.3

Income before other income and expense and income taxes	178.5	16.9	(26.5)		168.9
Interest and debt expense, net	(6.5)	(0.5)	(4.0)	c	(11.0)
Other income (expense), net	1.6	3.5	—		5.1

Income from continuing operations before income taxes	173.6	19.9	(30.5)		163.0
Provision for income taxes	53.6	5.2	(9.5)	d	49.3

Net income from continuing operations before noncontrolling interest	120.0	14.7	(21.0)		113.7
Income from discontinued operations, net of income taxes	0.6	—	—		0.6

Net income before noncontrolling interest	120.6	14.7	(21.0)		114.3
Less: net income attributable to noncontrolling interest	(0.1)	—	—		(0.1)

Net income attributable to Teledyne Technologies	$120.5	$14.7	$(21.0)		$114.2

Net income from continuing operations before noncontrolling interest	$120.0	$14.7	$(21.0)		$113.7
Less: net income attributable to noncontrolling interest	(0.1)	—	—		(0.1)

Net income from continuing operations	119.9	14.7	(21.0)		113.6

Income from discontinued operations, net of income taxes	0.6	—	—		0.6

Net income attributable to Teledyne Technologies	$120.5	$14.7	$(21.0)		$114.2

Basic earnings per share
Weighted average common shares outstanding	36.2				36.2

Basic earnings per common share
- Continuing operations	$3.31				$3.14
- Discontinued operations	0.02				0.02

Basic earnings per common share	$3.33				$3.16

Diluted earnings per share
Weighted average common shares outstanding	36.2				36.2
Diluted effect of contingently issuable shares	0.7				0.7

Weighted average common shares outstanding	36.9				36.9

Diluted earnings per common share
- Continuing operations	$3.25				$3.08
- Discontinued operations	0.02				0.02

Diluted earnings per common share	$3.27				$3.10

a —	To record estimated reduction in depreciation expense of $0.1 million due to the slight decrease in estimated fair value for amortizable fixed assets acquired in the acquisition. Buildings were increased by $3.2 million and are depreciated over a remaining period of up to 25 years. Equipment and software was decreased by $3.3 million and is being depreciated over a remaining period of up to 6 years. Also, to establish inventory reserves of $6.9 million.

b —	To record estimated amortization of $10.3 million on intangible assets acquired in the acquisition. The Company is in the process of specifically identifying the amount to be assigned to intangible assets for the DALSA acquisition and has made a preliminary estimate as of the date of this Form 8-K/A. The Company has assigned values to customer relationships, patents/technology and backlog on a preliminary basis and used an amortization period of 19 months for backlog and 8 to 10 years for customer relationships and patents/technology. Also to record a contingent liability for legal matters of $9.3 million and environmental liabilities of $0.6 million.

c —	To record estimated interest expense on the net acquisition debt of $252.1 million at the interest rate in effect at the time of the acquisition. The interest rate used to calculate interest expense was Teledyne Technologies’ then current incremental rate of 1.575%.

d —	To record an incremental 31.4% benefit for income taxes on the proforma adjustments.

Teledyne Technologies Incorporated
Unaudited Pro Forma Condensed Combined Balance Sheets
For the Fiscal Year Ended January 2, 2011
(in millions of U.S. dollars)

	Teledyne	DALSA-US	ProForma	ProForma
	Technologies	GAAP	Adjustments (a)	Combined
	(US$)	(US$)	(US$)	(US$)
Assets
Cash and cash equivalents	$75.1	$17.4	$(75.0)	$17.5
Accounts receivable, net	254.8	33.0		287.8
Inventories, net	172.3	38.9	(3.7)	207.5
Deferred income taxes, net (future tax asset)	28.4	3.2	—	31.6
Prepaid expenses, income taxes and other current assets	42.3	8.0	—	50.3
Assets of discontinued operation held for sale	75.1	—	—	75.1

Total current assets	648.0	100.5	(78.7)	669.8
Property, plant and equipment, net	203.4	50.2	1.3	254.9
Deferred income taxes, net (future tax asset)	—	8.0	(4.0)	4.0
Goodwill, net	546.3	49.2	108.2	703.7
Acquired intangibles, net	113.9	9.5	81.5	204.9
Other assets, net	46.2	—	—	46.2

Total Assets	$1,557.8	$217.4	$108.3	$1,883.5

Liabilities and Stockholders’ Equity
Accounts payable	$100.6	$21.8	$—	$122.4
Accrued liabilities	177.3	2.3	—	179.6
Liabilities of discontinued operation held for sale	61.3	—	—	61.3
Current portion of long-term debt	2.0	1.0	—	3.0

Total current liabilities	341.2	25.1	—	366.3
Long-term debt	265.3	11.7	264.5	541.5
Other long-term liabilities	164.3	14.5	9.9	188.7

Total Liabilities	770.8	51.3	274.4	1,096.5
Stockholders’ equity
Share Capital	0.4	115.4	(115.4)	0.4
Additional paid-in capital	267.5	2.8	(2.8)	267.5
Retained earnings	703.7	54.4	(54.4)	703.7
Accumulated other comprehensive loss	(185.6)	(6.5)	6.5	(185.6)

Total Stockholders’ Equity	786.0	166.1	(166.1)	786.0
Noncontrolling interest	1.0	—	—	1.0

Total Equity	787.0	166.1	(166.1)	787.0

Total Liabilities and Stockholders’ Equity	$1,557.8	$217.4	$108.3	$1,883.5

a —	The proforma balance sheet includes the purchase price allocation and the creation of goodwill associated with the allocation of the purchase price to the fair value of the net assets and liabilities of DALSA. The proforma adjustments also reflect the use of available cash to satisfy part of the purchase price. Long term debt has been increased to satisfy the remainder of the purchase price. Inventory was decreased by $3.7 million to reflect fair value. Other long term liabilities were increased for a contingent liability for legal matters of $9.3 million and for environmental liabilities of $0.6 million.

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